Exhibit 10.5

SALES & PURCHASE AGREEMENT

This is an AGREEMENT made this [ ] day of [ ] 2021, by and between FGL International, Ltd. (hereinafter referred to as "FGII") and Foremost Groups Ltd. (including its various subsidiaries, hereinafter referred to as "FGL").

WHEREAS FGII is engaged in the export of bathroom sanitaryware, home furnishings and other products (hereinafter referred to as "Products" as detailed in Appendix A) and FGL is engaged in the sale of such Products;

WHEREAS FGII desires to sell its Products to FGL and FGL desires to purchase such Products from FGII in accordance with the terms and conditions set out in this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants set forth herein, the parties agree as follows:

1.	Orders

1.1	Orders for Products (“Product Orders”) shall be binding once these have been placed by FGL and confirmed by FGII.
1.2	Product Orders should only be passed on to subcontractors with the approval of FGL. In such an event FGII shall be liable for the deliveries of its subcontractors in the same manner as if the deliveries were made by itself. FGII shall also be liable for adherence to the provisions of Section 4 - 6.

2.	Prices and Payment Terms

2.1	The prices for Products sold by FGII to FGL are based on an agreed mark-up percentage over and above FGII’s purchase cost of the Products (herein referred to as a “Mark-Up”) as detailed in Appendix A.
2.2	In instances where the Mark-Up may not be appropriate, FGL and FGII may negotiate to mutually-acceptable terms.
2.3	The payment of the invoices by FGL shall be performed within the payment term(s) specified in the Product Orders or as agreed to between the respective parties. Other terms and conditions of payment, in particular down payments and advance payments, shall be subject to express written agreement.

3.	Delivery

3.1	The agreed delivery deadlines of FGII Products to FGL shall be binding. Should FGII anticipate that delivery within the set deadline is not possible, FGII must notify FGL of the situation without delay, specifying the reasons and the likely duration of the delay (such notification henceforth referred to as “Notification”).
3.2	FGL shall be entitled to respond to this Notification by withdrawing from the individual order and reserving the rights to claim damages in the event that the delay is not caused by FGL. Should FGL not respond to the Notification made by FGII, such silence shall not be taken as implicit approval of the postponement of the delivery deadline and/or the waiving of the rights specified under Section 3.2. Should FGII fail to adhere to the agreed delivery deadlines, FGL shall be entitled either to refuse the delayed delivery or to insist upon the delivery being made.

3.3	Partial or advance deliveries as well as over or under deliveries shall only be permitted with the express approval of FGL. The deliveries must be performed in the packaging and format required by FGL.

4.	Guarantees and Defectives

4.1	FGII shall guarantee the following to FGL:
a)	That the delivered Products do not contain any material defects which diminish their value or their suitability for the intended purpose;
b)	That the delivered Products possess the warranted qualities and the contractually-agreed upon specifications; and
c)	Furthermore that the delivered Products comply with all relevant regulatory and legal requirements within the relevant jurisdictions within which such Products are sold.
4.2	FGL shall generally examine the delivered Products within fourteen (14) days of the delivery (“Inspection Period”) in order to ascertain that Products conform to the expectations of the Product Order. In the event of there being a public holiday, this deadline shall be extended accordingly. Should FGL ascertain defects to the delivered Products (“Defective Products”) during the Inspection Period, FGL shall notify FGII of such fact without delay and shall assert such rights as it is entitled to under this Section. In the case of deliveries made direct to its customers, FGL shall be entitled to cause these checks to be performed prior to dispatch or to delegate these to the customers concerned.
4.3	In the event of there being Defective Products, and the quantity of the Defective Products is more than the percentage of defective allowance granted by FGII to FGL, FGL shall be entitled to, within a reasonable amount of time (such time to be determined by both parties and to be referred to as a “Cure Period”):
A)	request that such Defective Products be replaced by goods of contractual quality within a Cure Period;
B)	request that the defects be rectified within a Cure Period; or
C)	demand that the original Product Order be cancelled should FGII be unable to rectify the defects within a Cure Period.
4.4	Should FGII fail to render the performances specified under Section 4.3 subsection A or B, FGL shall be entitled, at the expense of FGII, to procure replacement goods from a third-party source or to cause the defects to be rectified by itself or a third party.
4.5	In all the cases mentioned under Section 4.3 the right to enforce claims for damages shall remain reserved by FGL.
4.6	The conditions of this Section apply to Defective Products which are not discovered during the Inspection Period for up to one (1) year starting from date when the Products were delivered to FGL.
4.7	FGII's guarantees under this Section shall extend to cover any and all Products produced and/or delivered by its subcontractors.
4.8	Any rejected Products returned to FGII by FGL must be destroyed by FGII.

5.	Intellectual Property Rights

5.1	All intellectual property rights relating to the Products solely developed by FGL or developed in collaboration with FGII exclusively for FGL shall be the exclusive property of FGL. FGII shall not develop, offer or sell any Products that make use of the intellectual property rights belonging to FGL.
5.2	FGL shall decide whether its intellectual property rights are to be registered with the responsible authorities. In the event of registration, this shall be performed by FGL, whereby FGII shall, if necessary and through mutual agreement of the parties, provide support.

6.	Confidentiality

FGII shall commit to maintaining confidentiality with respect to Products developed specifically for FGL or ordered by FGL, and shall not make any confidential information available to any third parties. FGII shall take measures to ensure that its employees also adhere to this confidentiality obligation.

7.	Termination of this Agreement

7.1	Both parties shall reserve the right to terminate the Agreement upon 90 days of notice to the respective counterparty for any reason whatsoever provided that such notice be provided in the form of either electronic mail or general post;
7.2	Cessation of payment by FGL, or the initiation of bankruptcy proceedings against the assets of FGL shall entitle FGII to terminate the business relationship with immediate effect;
7.3	FGL shall be entitled to terminate this Agreement with immediate effect should FGII violate terms of Sections 5 and 6 of this Agreement
7.4	In the event of this Agreement between FGL and FGII being terminated for any reason whatsoever, FGII shall be obliged:

a)	not in any manner or form to use the brand names or trademarks owned by FGL;·
b)	to surrender to FGL all products and intermediary materials still available which have been marked with the brand names or trademarks owned by FGL; or
c)	at the discretion of FGL to surrender or to destroy the tools, patterns etc. required for the application of FGL’s intellectual property as it relates to the Products covered under this Agreement.

8.	Term of this Agreement

The duration of this Agreement shall be one (1) year from the date of signature by both FGL and FGII. This Agreement would however be automatically renewed every year upon the anniversary date of this Agreement if this Agreement is not terminated in accordance with Section 7 of this agreement. The obligations arising out of this Agreement, in particular Section 5 – 7, shall continue to remain in force even after the termination of this Agreement.

9.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to its conflict of law rules. The parties hereby consent and submit to the exclusive jurisdiction of the state and federal courts within New Jersey.

IN WITNESS WHEREOF, these presents have been executed by authorized signatories for and on behalf of the parties hereto on the day and year first before written.

Foremost Groups, Ltd.

FGI International, Ltd.

Appendix A

Products	Percentage*
Vitreous China products (toilets, sinks, ceramics, etc)	2.5%

*Percentage based on a mark-up above and beyond the purchase costs of FGII for the relevant Product to be sold to FGL.

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